EX-99.1 MEMBER NEWS DATED December 21, 2006

RE: SEATTLE BANK ANNOUNCES NEW DIRECTOR TO REPRESENT MONTANA

Dear Seattle Bank Members,

On behalf of the Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank), we are pleased to announce that Gordon Zimmerman, president, assistant corporate secretary, and a member of the board of directors of Community Bank, Inc., in Ronan, Montana, will join our board on January 1, 2007, as a Seattle Bank director representing Montana.

Mr. Zimmerman began his career in the financial services industry with KPMG Peat Marwick, where as a manager in the firm's audit department, he specialized in matters relating to real estate, financial institutions, SEC regulation, and technology. Following his tenure at KPMG, Mr. Zimmerman served as chief financial officer for several venture capital entities, including Southwest Value Partners of Scottsdale, Arizona, and Pack River Ltd. LLC, in Sandpoint, Idaho. In 1998, he joined Pend Oreille Bank in Sandpoint, Idaho, serving as chief financial officer, president, and board member, until he joined Community Bank, Inc. in 2003.

Mr. Zimmerman holds a bachelor of arts in accounting and finance from the University of Montana, a graduate degree in banking from the University of Colorado, and a professional master of banking degree from the Executive Banking Institute at Louisiana State University. He is a licensed CPA in Montana, a member of the American Institute of Certified Public Accountants, and a member of the Montana Bankers Association.

The Seattle Bank's Board of Directors appointed Mr. Zimmerman to fill the Montana director position, which will be vacated with the retirement of James H. Strosahl from our board on December 31, 2006. Mr. Zimmerman will complete Mr. Strosahl's unexpired term, which will end December 31, 2008.

We welcome Mr. Zimmerman to our board, and look forward to working with him in this capacity.

Sincerely,

/s/ Mike C. Daly

Mike C. Daly

Chairman

/s/ James E. Gilleran

James E. Gilleran

President and CEO

/s/ Richard M. Riccobono

Richard M. Riccobono
Executive Vice President and COO